PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation	John A. St. Wrba
5430 LBJ Freeway, Suite 1700	Vice President and Treasurer
Dallas, Texas 75240	(972) 233-1700

TIMET REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

DALLAS, TEXAS . . . February 26, 2009 . .. . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported net income attributable to common stockholders of $34.4 million, or $0.19 per diluted share, for the quarter ended December 31, 2008, compared to $59.4 million, or $0.33 per diluted share, for the quarter ended December 31, 2007.  Net income attributable to common stockholders for the year ended December 31, 2008 was $162.2 million or $0.89 per diluted share, compared to $263.1 million or $1.46 per diluted share for the year ended December 31, 2007.

The Company’s net sales were $265.2 million during the fourth quarter of 2008 compared to $298.6 million during the fourth quarter of 2007, and net sales during 2008 were $1,151.5 million compared to $1,278.9 million during 2007.  Average selling prices for melted and mill products decreased 26% and 9%, respectively, from 2007 to 2008.  Revisions and delays in the build-out schedules of certain commercial aircraft, and the resulting effects on production and inventory levels throughout the supply chain, continue to have a negative impact on near-term demand and selling prices for titanium products.  Contractually committed volumes under certain of the Company’s long-term agreements contributed to the overall stability in TIMET’s 2008 sales volume, although the Company’s revenues have been impacted to a certain extent by the aforementioned production schedule revisions and delays.

Operating income for the fourth quarter of 2008 was $35.2 million compared to $56.6 million during the same period in 2007, and operating income for 2008 was $219.7 million compared to $372.0 million during 2007, reflecting primarily the effects of decreased average selling prices for melted and mill products.

The Company's results in the fourth quarter of 2008 include other non-operating income of $19.4 million consisting primarily of $9.9 million ($0.04 per diluted share) in foreign currency gains and a $6.7 million gain ($0.03 per diluted share) on the sale of an investment.  The Company's results in the fourth quarter of 2007 include an $18.3 million non-operating gain ($0.10 per diluted share) related to the sale of its minority common stock ownership position in CompX International, Inc.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said, “Our operating results for 2008 include record shipments of over 15,000 metric tons of titanium mill products, despite softening demand in the fourth quarter of the year.  While the global credit crisis and economic recession have negatively impacted many facets of the global economy, circumstances specific to the commercial aerospace market, particularly delays in production of the Boeing 787, including delays resulting from the Boeing labor dispute in the fall of 2008, have also contributed to weakened customer demand and lower prices for titanium products.

“We expect customer demand to remain volatile until uncertainties in the global economy and within the commercial aerospace production schedules begin to be resolved and inventory levels begin to stabilize.  Despite the demand volatility the industry is currently experiencing and the uncertainty surrounding the extent and duration of the current economic downturn, we believe the long-term industry outlook for titanium products is very favorable.  We continue to pursue our strategic plans to increase and improve our production capabilities.  Our previous and ongoing efforts to add flexibility to our manufacturing and raw material processes through a combination of internal and committed external resources improve our ability to respond to industry demand volatility.  We believe that our strong customer relationships, efficient manufacturing processes and strong balance sheet have kept us well-positioned in the current economic environment.  TIMET is in a strong financial position, with no debt and significant positive cash flow.  We believe our financial strength will allow us to continue to invest in our business, fully serve our current and prospective customer requirements and pursue strategic opportunities.”

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information.  Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results.  Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in our other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of aerospace manufacturers and TIMET under long-term agreements;
•	the existence or renewal of certain long-term agreements;
•	the difficulty in forecasting demand for titanium products;
•	global economic and political conditions;
•	global production capacity for titanium;
•	changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•	the possibility of labor disruptions;
•	fluctuations in currency exchange rates;
•	fluctuations in the market price of marketable securities;
•	uncertainties associated with new product or new market development;
•	the availability of raw materials and services;
•	changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	competitive products and strategies; and
•	other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.

• • • • •

TITANIUM METALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and product shipment data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2007	2008	2007	2008

Net sales	$298.6	$265.2	$1,278.9	$1,151.5
Cost of sales	218.1	215.7	831.5	863.8

Gross margin	80.5	49.5	447.4	287.7

Selling, general, administrative and development expense	17.2	15.0	69.0	66.5
Other (expense) income, net	(6.7)	0.7	(6.4)	(1.5)

Operating income	56.6	35.2	372.0	219.7

Other non-operating income, net	20.4	14.3	21.6	17.6

Income before income taxes and minority interest	77.0	49.5	393.6	237.3

Provision for income taxes	15.5	14.3	116.9	69.1
Minority interest in after-tax earnings	1.1	0.8	8.5	5.7

Net income	60.4	34.4	268.2	162.5

Dividends on Series A Preferred Stock	1.0	-	5.1	0.3

Net income attributable to common stockholders	$59.4	$34.4	$263.1	$162.2

Earnings per share attributable to common stockholders:
Basic	$0.36	$0.19	$1.62	$0.89
Diluted	$0.33	$0.19	$1.46	$0.89

Weighted average shares outstanding:
Basic	165.3	181.1	162.8	181.4
Diluted	184.3	182.0	184.3	182.5

Melted product shipments:
Volume (metric tons)	1,030	795	4,720	3,850
Average selling price (per kilogram)	$34.65	$26.35	$40.65	$30.00

Mill product shipments:
Volume (metric tons)	3,570	3,855	14,230	15,050
Average selling price (per kilogram)	$62.95	$57.10	$66.90	$60.70